Exhibit 23.2

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in Registration Statement 333-148866 on Form S-8 and in Registration Statement 333-142684 on Form F-3 of our reports dated March 29, 2007 (except for notes 13 and 20 which are as of June 15, 2007) relating to the consolidated statements of loss and shareholders' equity and cash flows of Zi Corporation for the year ended December 31, 2006 (which audit report expresses an unqualified opinion on the consolidated financial statements and includes a separate paragraph on our consideration of internal control over financial reporting and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to substantial doubt on Zi Corporation's ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Zi Corporation for the year ended December 31, 2008.

[signed] "Deloitte & Touche LLP"

Independent Registered Chartered Accountants
Calgary, Canada
March 27, 2009